Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) of C&J Energy Services, Inc. of our report dated April 2, 2012 relating to our audit of the consolidated financial statements of Casedhole Holdings, Inc. and subsidiary as of December 31, 2011 and 2010, and for the years ended December 31, 2011, 2010, and 2009, which are included in the Current Report on Form 8-K filed by C&J Energy Services, Inc. on August 8, 2012

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Hein & Associates LLP

Dallas, Texas

August 8, 2012